Exhibit 99.1

Corporate Contact:
Lowell M. Rush, Chief Financial Officer
Direct Insite Corp.
954-510-3750
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces Fourth Quarter and Fiscal Year 2015 Results

Company posts fourth quarter profit of $216,000

FORT LAUDERDALE, FL – March 22, 2016 – Direct Insite Corp. (OTCQB:DIRI), provider of the PAYBOX® unified working capital management platform, today announced financial results for the fourth quarter and year ended December 31, 2015. Net income for the three months ended December 31, 2015, was $216,000, compared with last year’s fourth quarter net income of $51,000. Net income for the year ended December 31, 2015 was $568,000, compared with net income of $106,000 for the year ended December 31, 2014.  The year-over-year gains in net income for both the quarter and year were primarily due to lower operating expenses in 2015.

Direct Insite President and Chief Executive Officer, Matthew E. Oakes stated “While closing 2015 with a strong financial performance, we remain focused on increasing our Sales and Marketing initiatives, and move to board more customers on our PAYBOX® platform.  We see market driven demand for our AP Automation suite of services that PAYBOX provides and we are aggressively moving to address the opportunity.”

Total revenue for the three months ended December 31, 2015 was $1,962,000, a decrease of $164,000 or 7.7%, from revenue of $2,126,000 for the three months ended December 31, 2014. Total revenue for the year ended December 31, 2015, was $8,011,000, a decrease of $284,000, or 3.4%, from revenue of $8,295,000 for the year ended December 31, 2014.

Recurring revenue for the three months ended December 31, 2015 was $1,659,000, an increase of $16,000, or 1.0%, from recurring revenue of $1,643,000 for the three months ended December 31, 2014. Recurring revenue for the year ended December 31, 2015 was $6,745,000, an increase of $230,000, or 3.5%, from recurring revenue of $6,515,000 for the year ended December 31, 2014. The year-over-year increase in recurring revenue for both the quarter and year were due to the November 2014 launch of the PAYBOX® integrated receivables solution and increased usage from certain other customers.

Non-recurring revenue for the three months ended December 31, 2015 was $303,000, a decline of $180,000, or 37.3%, from non-recurring revenue of $483,000 for the comparable prior year period.  Non-recurring revenue for the year ended December 31, 2015, was $1,266,000, a decline of $514,000, or 28.9%, from non-recurring revenue of $1,780,000 for the year ended December 31, 2014. The year-over-year decrease in non-recurring revenue for both the quarter and year were due to the non-recurrence of certain large prior year customer-requested modifications, partially offset by higher scanning fees.

Working capital at December 31, 2015, was $2,708,000, an increase of $959,000, or 54.8%, from working capital of $1,749,000 at December 31, 2014.  Cash provided by operating activities at December 31, 2015 was $1,732,000, an increase of $1,550,000 compared to cash provided by operating activities of $182,000 for the same period in 2014.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on March 22, 2016, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statements of Income

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2014
Revenue	$1,962,000	$2,126,000	$8,011,000	$8,295,000
Operating Income (Loss)	$217,000	$62,000	$595,000	$124,000
Other Expense (Income), Net	$2,000	$3,000	$4,000	$10,000
Income (Loss) Before Income Taxes	$215,000	$59,000	$591,000	$114,000
Provision for (Benefit from) Income Taxes	$(1,000)	$8,000	$23,000	$8,000
Net Income (Loss)	$216,000	$51,000	$568,000	$106,000
Basic and diluted Income (Loss) per Share	$0.01	$0.00	$0.04	$0.01
Basic shares outstanding	12,890,677	12,674,550	12,846,000	12,649,000
Diluted shares outstanding	12,902,677	12,674,550	12,865,000	12,670,000

Summarized Financial Information – Balance Sheet

Balance Sheet	Dec. 31, 2014	Dec. 31, 2014
Total Cash	$2,375,000	$871,000
Total Current Assets	$4,224,000	$3,661,000
Total Assets	$6,600,000	$6,120,000
Total Current Liabilities	$1,516,000	$1,912,000
Total Liabilities	$1,516,000	$1,921,000
Total Stockholders’ Equity	$5,084,000	$4,199,000

About Direct Insite®

Direct Insite® provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide.  Direct Insite’s clients include IBM, Siemens, HP Enterprises, Saint Gobain, Carlson, and one of the world’s largest financial institutions.  The flagship component of Direct Insite’s unified working capital management platform is PAYBOX® Cloud, which offers robust and secure Accounts Payable and Receivables solutions that seamlessly integrate with a company’s ERP system.  Paper, manual processes and customer/client invoice inaccuracies and associated resolution costs are eliminated, while improving working capital and customer satisfaction.  Learn more at www.directinsite.com.

The Company will hold an earnings webcast for the three months and year ended December 31, 2015 on Thursday, March 24, 2016 at 11:00 A.M. (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successfully implement our platform for new customers, our ability to retain existing customers, the effectiveness of our marketing efforts in attracting new customers, the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions, other competitive factors, general business and economic conditions, and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.